Exhibit 14.1

EXHIBIT D

CODE OF BUSINESS CONDUCT AND ETHICS FOR DIRECTORS[1]

1.Introduction[2]

SKYE, Inc., and its subsidiary companies (each a “Company” and, together, the “Companies”) are committed to maintaining the highest standards of ethical conduct. This Code of Business Conduct and Ethics for Directors (Code) reflects the business practices and principles of behavior that support this commitment. Our Boards of Directors are responsible for setting the standards of conduct contained in the Code and for updating these standards as appropriate to reflect legal and regulatory developments. We expect every director to read and understand this Code and its application to the performance of his or her responsibilities. We will hold each of our directors accountable for adherence to this Code.

2.Compliance Officer

Each Company has designated the General Counsel of SKYE, Inc. as its Compliance Officer to administer this Code. Directors, at their discretion, may make any report or complaint provided for in this Code to the Chairman of the Board of the respective Company or to the Compliance Officer. The Compliance Officer will refer complaints submitted, as appropriate, to the Chair of the Skye, Inc. Corporate Governance Committee or to the full Board of Directors.

3.Compliance With Applicable Laws

Directors must comply with all of the laws, rules, and regulations of the United States and other countries, as well as the states, counties, cities, and other jurisdictions, applicable to either Company or its business.

This Code does not summarize all laws, rules, and regulations applicable to the Company or its business. The Companies will provide to the directors copies of the various guidelines and materials the Companies have prepared on specific laws, rules, and regulations, including antitrust laws; securities laws concerning disclosure requirements and insider trading; and anti-bribery laws, including foreign corrupt practices. These issues, and others, also are discussed in compliance booklets produced by the Companies. Directors should consult with the Chairman of the Board or the Compliance Officer if they have questions about laws that they think may be applicable to either Company or its business or are interested in obtaining copies of existing compliance booklets.

4.Conflicts Of Interest

A “conflict of interest” may exist whenever the interests of a director conflict in any way (or even appear to conflict) with the interests of a Company. While our directors should be free to make personal investments and enjoy social relations and normal business courtesies, they must not have any interests that adversely influence the performance of their responsibilities. A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his or her Company responsibilities objectively. Conflicts of interest also may arise when a director, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Company, whether received from that Company or a third party. Gifts above a “de minimis” value to, loans to, or guarantees of obligations of, directors, or their respective family members may create conflicts of interest.[3] Federal law prohibits personal loans from the Company to directors and executive officers.

Although it is not always possible to avoid conflicts of interest, it is each Company’s policy to prohibit such conflicts when possible. Conflicts of interest may not always be clear-cut, so if directors have a question, they are encouraged to consult with the Chairman of the Board or the Compliance Officer. Any director who becomes aware of a conflict or potential conflict should bring it to the attention of the Chairman of the Board or the Compliance Officer.

5.Corporate Opportunity

Except as may be approved by the Board of Directors or a committee of independent directors, directors are prohibited from (a) taking for themselves personally any opportunities that belong to either Company or are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company or Companies.[4]

6.Confidentiality

All directors must maintain the confidentiality of confidential information entrusted to them by either Company, except when the applicable Company authorizes disclosure or required by laws, regulations, or legal proceedings. The term “confidential information” includes, but is not limited to, non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. Whenever feasible, directors should consult the Chairman of the Board or the Compliance Officer if they believe they have a legal obligation to disclose confidential information.

7.Fair Dealing

Each director should endeavor to deal fairly with the respective Company’s customers, suppliers, competitors, officers, and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Inappropriate use of proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Under the laws of Nevada, where each Company is incorporated, a director must perform his or her duties in good faith, acting honestly, free from the intention to defraud.

8.Protection And Proper Use Of Company Assets

All directors should perform their duties in a manner that protects the Company’s assets and ensures their efficient use. All Company assets should be used for legitimate business purposes.

9.Accounting Complaints

The Audit Committees of the Boards of Directors are responsible for establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Directors who have concerns or complaints regarding such matters are encouraged to promptly submit those concerns or complaints to the Compliance Officer or to the appropriate Audit Committee which, subject to its duties arising under applicable law, regulations, and legal proceedings, will treat such submissions confidentially. Such concerns or complaints may be made anonymously.

10.Reporting Any Illegal Or Unethical Behavior

Directors are encouraged to promptly contact the Chairman of the Board or the Compliance Officer if the director believes that he or she has observed illegal or unethical behavior by any employee, officer, or director, or by anyone purporting to be acting on either Company’s behalf and, the reporting director has any doubt about the best course of action in a particular situation. Any such reports may be made anonymously. Confidentiality will be maintained, to the extent permitted by law.

11.Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be full, fair, accurate, timely, and understandable. Directors may be asked to provide information necessary to assure that the Company’s public reports meet these requirements. The Company expects directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

12.Amendment, Modification And Waiver

This Code may be amended, modified, or waived by the respective Company’s Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange or American Stock Exchange. As a general policy, the Boards of Directors will not grant waivers to the Code.

1As adopted by the Boards of Directors of SKYE, Inc. in March 2007.

[2]This Code sets forth key principles for guiding ethical conduct of each Company’s directors. These principles also are reflected in the specific, detailed policies set forth in the SKYE, Inc. policy handbook for employees, Standards for Personal Conduct and Business Decisions, and other policies, practices, and procedures adopted by the Companies and specific business or support groups.

[3] Under the laws of Nevada, where each Company is incorporated, each director must exercise his or her powers in the interests of the applicable Company and its shareholders and not in his or her own interest or in the interest of another person or organization. However, transactions involving director conflicts are not inherently improper if they are disclosed to and approved by a Company’s Board of Directors or shareholders, or if they are “just and reasonable” to the Company at the time authorized, approved, or ratified.

[4] Under the laws of Nevada, where each Company is incorporated, a director may not use his or her position to make personal profit or gain or for other personal advantage.

EXHIBIT E

Code of Conduct – Employees

INTRODUCTION

A strong commitment to high ethical standards and full compliance with laws, regulations, and policies benefits us all. It enhances our reputation for integrity, helping SKYE and its subsidiaries attract and retain customers. It reduces the risk of expensive fines and legal liability, it protects earnings and shareholder value and it helps us to make informed business decisions while avoiding inadvertent violations of laws, regulations, and policies.

This handbook, which applies to all employees, provides standards and guidance on a wide range of ethics, policy, and compliance issues. First, it summarizes SKYE’s commitment to ethics and describes our “Core Ethics Values.” Second, it reviews SKYE’s conduct standards. Third, the handbook discusses several important areas of legal compliance. Fourth, it suggests additional resources for more information on specific topics.

Keep this handbook and consult it whenever you have a question about an ethical situation, appropriate conduct, or legal compliance. The handbook also is posted on the Compliance and Ethics site of the Intranet. Additional guidance is available from your supervisor or by calling the Compliance and Ethics Helpline at 1-877-888-SKYE.

You Are the Key

You are responsible for making business decisions that are consistent with our commitment to compliance and ethics. Always use the “STAR” method: Stop, Think, and Act Responsibly to work through tough decisions.

Remember:

Apply SKYE’s “Core Ethics Values” to all business decisions. These values are described in more detail in the next section.

Never knowingly violate laws, regulations, policies, or standards, even if you think doing so would lower costs or increase earnings. Even your supervisor cannot order you to take an action that intentionally violates a law, regulation, policy, or standard.

If you aren’t sure, ask. Check with your supervisor or human resources advisor, or call the Compliance and Ethics Helpline at 1-877-888-SKYE. The Helpline is available 24 hours a day, seven days a week. It’s a service that provides a safe place to ask compliance or ethics questions or to communicate concerns. You can call anonymously and without fear of retribution. Your call will be handled confidentially to the extent allowed by the law. The Helpline is there to help, so please don’t hesitate to use it.

CORE ETHICS VALUES

SKYE’s Core Ethics Values were identified with input from employee focus groups and approved by senior corporate officers. These values capture the essence of how you should perform your job.

SKYE’s three Core Ethics Values require us to:

1.	Demonstrate Honesty and Fairness

For example:

o	Comply with all applicable laws and regulations. Seek guidance whenever you’re unsure about how to comply.

o	Communicate clearly and accurately.

o	Treat customers, suppliers, competitors, employees, and all others honestly and fairly.

2.	Respect Others

For example:

o	Always put safety first by protecting the public, customers, employees, and yourself from injury. Look for and act to resolve unsafe situations. Help and encourage others to act safely.

o	Protect the environment as you do your job, showing respect for the communities and customers we serve.

o	Treat everyone with civility and respect.

3.	Take Responsibility

For example:

o	Be accountable for what you say and do.

o	Earn trust by meeting commitments.

o	Follow policies, standards, and procedures, taking the initiative to make sure the right thing is done.

o	Seek guidance whenever you’re unsure about what to do.

OVERVIEW OF STANDARDS AND KEY COMPLIANCE AREAS

The next two sections of this handbook focus on standards and key compliance areas. This information is not intended to supersede any other applicable legal or regulatory requirements, such as those imposed by the Nuclear Regulatory Commission, the Department of Transportation, or any other federal, state, or local governmental entity.

Keep in mind that individual business areas may have more stringent policies and standards than those described in this handbook. Whenever you’re unsure about a particular policy or standard, check with your supervisor or your human resources advisor, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Each of us is responsible for being familiar with the various policies, standards, and legal requirements applicable to our jobs, and SKYE expects each of us to comply with them. The Corporation retains the right to discipline or discharge those who do not comply. [3]

[3] For the purpose of regulatory reporting, the Senior Vice President and General Counsel of SKYE is responsible for determining if a violation of this code has occurred.

EMPLOYEE CONDUCT STANDARDS

Your conduct on the job has a major impact on SKYE’s ability to achieve its business objectives. Employees, customers, and shareholders are counting on you to comply with our conduct standards. If you need more specific information about this code of conduct, ask your supervisor or human resources advisor, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Fitness for Duty

You’re expected to be mentally and physically fit for work. Being alert and available for work is a requirement that each of us must meet.

Use of Alcohol, Illegal Drugs, or Medication

SKYE is committed to a drug and alcohol-free workplace. Except as specifically permitted in this section, any employee who consumes or is under the influence of alcohol in the workplace is in violation of SKYE’s policy. Officers and the next level of management below them may authorize the consumption of alcohol for special occasions or for certain business meetings, as long as such use is limited and does not violate other legal requirements, such as those of the Department of Transportation.

Do not use, possess, sell, provide, or be under the influence of illegal drugs or other controlled substances. Tell your supervisor if you’re taking prescription drugs or over-the-counter medications that could affect your ability to work safely or efficiently. You also must comply with your specific organization’s alcohol and drug policies. If you have questions, contact your human resources advisor.

Harassment and Discrimination

Conduct yourself in a professional manner and treat others with respect, fairness, and dignity. SKYE does not tolerate harassment or discrimination. In addition, applicable federal, state, and local laws and ordinances prohibit discrimination in employment based on race, color, religion, age, sex, national origin, ancestry, physical or mental disability, medical condition, veteran status, marital status, or sexual orientation.

Officers and other supervisors are expected to be familiar with the corporation’s harassment and discrimination policy and with relevant federal, state and local laws.

Sexual harassment is one form of illegal discrimination. It can be overt or subtle, and it includes such things as unwelcome sexual advances, requests for sexual favors, or verbal, visual, or physical conduct of a sexual nature. It can occur between employees and non-employees and between individuals of the same or the opposite sex. Report harassment or discrimination immediately to your supervisor or human resources advisor.

SKYE intends to provide a work environment that is fair and non-discriminatory. Vendors, agency workers, and independent contractors working for SKYE also are required to follow this policy.

Safety and Health

SKYE aims to have an injury and illness-free work environment for the benefit of employees, customers, and the general public. To this end, perform your work in a way that will protect yourself and others. Comply with all safety and health rules and procedures at all times. Ensure that your work environment is safe by looking for and resolving unsafe situations and helping and encouraging others to work safely. Immediately report unsafe conditions that you cannot correct to your supervisor, or call the safety helpline at 1-480-609-7575 ext. 8619. You also may call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Community Activities

SKYE encourages you to be active in your community. If you would like information on how to become more involved in your community, contact your local HR representative.

Corporate Assets

Each of us is responsible for the proper acquisition, use, maintenance, and disposal of corporate assets (e.g., materials, equipment, tools, real property, information, funds, etc.).

•	Acquire assets in compliance with procurement policies and procedures, avoiding any real or apparent conflict of interest.

•	Use corporate assets only for legal and ethical activities.

•	Protect assets from damage, waste, loss, misuse, or theft.

•	Dispose of assets only with appropriate written approval. SKYE’s goal is to obtain fair market value for all assets that no longer are needed, unless they are donated with appropriate approval.

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Don’t destroy or take intangible assets, including information about the corporation or others that you obtain in the course of your job. This responsibility extends to safeguarding such information when you’re no longer employed by the corporation.

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Follow procedures in Interactions in the Corporate Family: An Overview of Affiliate Rules, or contact the law department if you intend to share or transfer assets between or among SKYE’s lines of business.

Corporate assets such as computers, telephones and cell phones, fax machines, copy machines, and vehicles are intended primarily for SKYE business. The corporation allows limited personal use of these and similar assets as long as such use is occasional, doesn’t result in excessive costs, doesn’t interfere with your work responsibilities, and is in compliance with laws, regulations, and any business line or local restrictions. Personal use of a vehicle must be incidental to business use.

Other corporate assets, including such things as construction equipment, tools, and similar assets, may be used only for SKYE business and are not available for personal use. Exceptions are permitted in emergency situations or with officer approval.

Employee Privacy

SKYE retains the right to monitor its assets and work environments in compliance with applicable federal, state, and local law. It monitors to promote safety, prevent criminal activity, investigate alleged misconduct and security violations, manage information systems, or for other business reasons.

Even though limited personal use is permitted, you should have no expectation of privacy when you use SKYE computer or voicemail systems to create, access, transmit, or store information. Such information is accessible to the corporation even if it is password-protected or deleted by the user.

Business Expenses

Use SKYE funds for business expenses only, whether paying by credit card, cash, or other method. When on company business, use good judgment to keep business expenses reasonable. You’re expected to comply with your organization’s requirements for incurring and reporting business expenses. Report all expenses promptly and accurately.

Corporate Name, Logo, and Colors

You may use the SKYE name, the SKYE logo, and SKYE colors in presentations to public audiences in compliance with the Corporate Identity Guidelines issued by the Marketing & Communications department.

Watch for the use of the SKYE graphic icon, the corporate name, logo, or colors by those not authorized to represent SKYE, such as contractors. If you have any questions, please call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Endorsements

SKYE does not endorse products or services, nor the firms or individuals who supply them. Favoritism must not be implied by testimonials or endorsements of SKYE’s use of any materials, supplies, equipment, or service, or by the use of the corporation’s name in advertising, publicity, or catalogues. If you have questions about endorsements, please call the law department or the Compliance and Ethics Helpline at 1-877-888-SKYE.

Endorsements of political candidates or ballot measures by using SKYE’s name, or the name of one of its subsidiaries, must be approved in advance by the governmental relations department.

If you want to endorse an event, product, or service, or to provide a testimonial, you should not use your job title or affiliation without approval from your supervisor and the communications department.

News Media Inquiries

Immediately refer any news media inquiries to your news or communications department. Refer inquiries from national publications or news services to SKYE’s Marketing & Communications department. (SKYE Marketing & Communications department, 1-480-609-7575 ext. 8626.)

Publishing Articles

If you author an article or other publication and plan to identify yourself as an employee of SKYE, you should get approval from your supervisor and the communications department prior to publication.

Regulatory or Legal Inquiries

Refer inquiries from federal, state, or local governmental officials to the Regulatory Affairs department. Refer inquiries about legal issues or subpoenas to the law department. Refer any requests for information from law enforcement agencies to your local security contact or the corporate security department. When unsure of what to do, ask your supervisor or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Proprietary Information

You may have access to proprietary non-public information on the job. Never use this information for personal gain or advantage, and never share this information without appropriate approval. If you leave employment with SKYE, it would be unethical and could be illegal to reveal non-public information that you obtained in the course of your employment with SKYE.

Three common types of confidential proprietary information are customer information, employee information, and competitor information.

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Customer information includes any information about a specific customer, including such things as name, address, phone numbers, contacts, and energy usage. Never disclose any information about a customer without the customer’s written approval unless legally required to do so (for example, under a court-issued subpoena).

If you receive a request for customer information, follow your organization’s procedures for handling it. If you’re uncertain of the proper procedure, ask your supervisor or the law department, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

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Employee information includes information about a specific employee, including such things as name, address, social security number, phone numbers, benefits, and performance evaluations. Never disclose such information to another employee or a third party without appropriate approval. Forward requests for employee information and references to your human resources advisor.

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Competitor information is collected by SKYE from a variety of legitimate sources. The corporation uses such information to evaluate the merits of its own products, services, and marketing methods, and to develop strategic plans. Any competitor information obtained accidentally or unethically must be kept confidential and immediately reviewed with the law department to determine the appropriate course of action. It’s against the law and SKYE’s policy to gather competitor information by trespassing, burglary, wiretapping, theft, or other illegal activity. If you know about information that you believe was obtained illegally, immediately notify the law department or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

There are restrictions on the flow of non-public information between SKYE’s lines of business, although non-public information may be shared freely with the holding company. For more information on this subject, contact the Compliance and Ethics Helpline at 1-877-888-SKYE.

Corporate Records and Disclosures

Accurate records and disclosures are critical to SKYE’s meeting its legal, financial, regulatory, and management obligations. Never misstate facts or omit material information. Ensure that all corporate records, including disclosures, accounts, reports, bills, invoices, time-worked records, correspondence, and public communications are full, fair, accurate, timely, and understandable. Never hide, alter, falsify, or disguise the true nature of any transaction.

Document Retention

Many areas of SKYE have policies or regulatory requirements to retain certain documents for specific periods of time. There may be additional retention requirements for any documents you possess that relate to a topic of investigation or litigation. Also, as a condition of forming the holding company, the California Public Utilities Commission requires employees to retain certain correspondence and documents involving communications with the utility.

If you need assistance with the document retention requirements that may apply to you, ask your supervisor or contact the law department.

CONFLICT OF INTEREST STANDARDS

You’re expected to do your job for the benefit of SKYE, its customers, and its shareholders. A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Corporation as a whole. A conflict of interest can arise if you take actions or have interests that may make it difficult for you to perform your company work objectively and effectively.

Influencing Business Decisions for Personal Gain

When you represent SKYE, you must avoid any real or apparent conflict between your interests and those of SKYE. A potential conflict of interest exists if you participate in or attempt to influence a decision or transaction that could materially affect the value of a “financial interest” held by you, a member of your family, or other person with whom you have a close relationship. A “financial interest” is a) any investment in a privately held business or b) an investment equal to one month of your base salary or more in a business’ publicly traded stock. (Do not include indirect holdings of stock via mutual funds when considering this threshold.)

If you have any doubt about potential conflicts, the following steps must be taken:

•  You must disclose the “financial interest” and potential conflict to your supervisor in writing.

•  Your supervisor must determine if there is a conflict of interest. A conflict of interest exists if a) the decision or transaction could materially affect the value of the “financial” interest, or b) your continued involvement with the decision or transaction could create the appearance of impropriety.

•  Your supervisor must document whether a conflict of interest exists.

•  If your supervisor determines that there is a conflict of interest, he or she must exclude you from participating in the decision or transaction or adopt other effective measures that would prevent the conflict.

For more information, call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Favored Treatment

Do not use your position to obtain favored treatment for yourself, family members, or others with whom you have a close relationship. This applies to hiring, promoting, selecting contractors or vendors, non-public investment opportunities such as Initial Public Offerings (IPO’s), and any other business matter. Disclose any potential conflicts to your supervisor.

Accepting or Giving Gifts

Accepting or giving a gift in a business setting can create a sense of obligation or the appearance of obligation. A gift can be anything of value, including such items as a ticket to a sporting event or play, a non-business meal, a bottle of wine, a coffee cup, a free service, a special discount, or an all-expense paid trip to a conference or trade show.

Accepting Gifts

SKYE forbids employees, as well as members of their immediate families, from accepting gifts from contractors, vendors, consultants, or similar business contacts doing business with or seeking to do business with SKYE, unless all six of the following conditions are met:

•  The value of the item must be less than $100, and the value of all gifts from one business contact during a 12-month period must not exceed $1000. A gift that exceeds either value must be approved by your officer. Any such gift to an officer must be approved by the officer’s supervisor.

•  The item is customary and does not create any appearance of impropriety.

•  The item imposes no sense of obligation on the receiver.

•  The item results in no special or favored treatment.

•  The item could not be considered extravagant, excessive, or too frequent considering all of the circumstances, including your ability to reciprocate at company expense.

•  The item is not concealed in any way.

If circumstances make it appropriate to accept a gift that exceeds either value threshold, the officer granting approval must retain the following documentation:

•  The identities of the giver and recipient of the gift,

•  The date the officer approved the gift,

•  A brief description of the gift,

•  The business reason for the gift, and

•  An estimated value of the gift.

A gift no longer is considered a gift if within 30 days the recipient either (1) returns the gift to the giver or (2) reimburses the value of the gift to the giver from personal funds.

“Customary business meals” are not considered gifts. These are routine meals, similar in cost to your own meals when you entertain clients.

In addition to the restrictions on gifts, you and members of your family must never accept a loan or payment from a contractor, vendor, consultant, or similar business contact under terms that aren’t available to the general public.

Giving Gifts

SKYE forbids employees from giving gifts funded by the Corporation unless all six of the following conditions are met:

•  The value of the item must be less than $100 and the value of all gifts to one business contact during a 12-month period must not exceed $1000. A gift that exceeds either value must be approved by an officer.

•  The item is customary and does not create any appearance of impropriety.

•  The item imposes no sense of obligation on the receiver.

•  The item results in no special or favored treatment.

•  The item could not be considered extravagant, excessive, or too frequent considering all of the circumstances, including the recipient’s ability to reciprocate.

•  The item is not concealed in any way.

If circumstances make it appropriate to give a gift that exceeds the employee’s authority to approve, the officer granting approval must retain the following documentation:

•  The identities of the giver and recipient of the gift,

•  The date the officer approved the gift,

•  A brief description of the gift,

•  The business reason for the gift, and

•  An estimated value of the gift.

“Customary business meals” are not considered gifts. These are routine meals of reasonable cost provided for business contacts.

Special rules apply in certain gift-giving situations:

•  All gifts to non-profit entities must be approved by the charitable contributions department.

•  A gift to a political candidate, committee, governmental entity, or elected or governmental figure must be approved by the governmental relations department. (For more information, see the Political section of this)

•  An “in-kind” gift (e.g., used construction or office equipment) also is considered a disposal of a corporate asset. (For more information, see the Corporate Assets section of this handbook.)

•  Federal law governs gift giving when working outside the USA or with a representative of a foreign government. If you have any questions about giving or receiving gifts ask your supervisor or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Loans, Advances, or Guarantees of Obligations

SKYE prohibits loans or advances of corporate funds to its employees, officers, or Board members, and does not guarantee their obligations. It also prohibits loans, advances, or guarantees for friends and family members. This policy does not apply to employees participating in programs that are broadly available including, but not limited to, relocation benefits, the cashless exercise of stock options, education reimbursements, 401-K loans, the corporate credit card program, and expense advances.

Holding an Elected or Appointed Office

If you hold an elected or appointed office while employed by SKYE, excuse yourself from involvement with any issue or decision that could create or appear to create a conflict of interest. Seek advice from your civic organization’s legal counsel and from the law department. Also, avoid performing civic responsibilities on company time. Get approval from your supervisor for any exceptions to this general rule.

Outside Employment

You must take special care when engaging in outside employment activities. You’re not permitted to have outside activities that compete with products or services offered by SKYE. (If you’re represented by a bargaining unit, this restriction applies only to products or services offered by your line of business.)

The types of activities to avoid include the planning, design, manufacture, sale, installation, or maintenance of any commodity, equipment, or service that our lines of business currently provide or have known plans to provide.

Also, even if these requirements are met, you should take the following precautions to avoid a conflict of interest:

•  Don’t participate in an outside employment activity that could have an adverse effect on your ability to perform your duties for SKYE.

•  Don’t use company time or assets for your own business or other job.

•  Don’t solicit work from SKYE for your business or other employer based on inside knowledge of the corporation or contacts, and don’t solicit SKYE employees or customers while on company premises. Local management has discretion to allow passive solicitation, such as a poster on a bulletin board or a catalogue on a lunchroom table.

Discuss questions about permissible outside employment activities with your supervisor or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

KEY COMPLIANCE AREAS

Each of us is required to fully comply with all laws and regulations applicable to SKYE’s business activities. In addition, all disclosures, documents, or reports provided to any government agency, or in any other public communications, must be, to the extent possible, full, fair, timely, and understandable.

Violations of SKYE policies or legal and regulatory requirements should be reported promptly to your supervisor or the Compliance and Ethics Helpline at 1-877-888-SKYE.

Antitrust Laws

Antitrust laws were established to promote economic competition among businesses. Activities that limit competition, restrict trade, or otherwise dominate a market may violate federal or state antitrust laws. Such violations can expose SKYE and individual employees to criminal penalties, large fines, and civil lawsuits.

To avoid potential problems, follow these guidelines:

•	Don’t fix prices or divide markets with competitors.

•	When attending meetings or social events with competitors or potential competitors, avoid discussing any of the following information if it’s not publicly available:

o	Prices, pricing policy, contract terms or conditions;

o	Costs, inventories, marketing and service plans, market surveys and studies;

o	Capacity plans and capabilities, territorial agreements; or

o	Any other proprietary or confidential information.

•	Don’t suggest or imply to any vendor that it must purchase services from SKYE in order to sell products or services to SKYE.

•	Be careful that any negative or critical comments you make about a competitor are accurate.

•	Don’t use SKYE’s size to intimidate or threaten any individual or organization.

For more specific questions or concerns, ask your supervisor, local compliance representative, or law department. You also may contact the Compliance and Ethics Helpline at 1-877-888-SKYE.

Environmental Laws and Regulations

SKYE is a recognized environmental leader and is committed to conducting its business in an environmentally sensitive manner. This commitment is consistent with our Core Ethics Values and makes good business sense. Make sure that the decisions you make on behalf of SKYE reflect this commitment.

For specific environmental questions or concerns, ask your supervisor, local environmental specialist, or the law department. For immediate help in an emergency, you also may call the environmental service phone number listed on the insert in the back of this handbook.

You also may contact the Compliance and Ethics Helpline at 1-877-888-SKYE for general guidance on environmental issues or to report possible violations.

Political Laws

Government officials shape the legal and regulatory environment in which SKYE operates. If you interact with government officials or candidates for public office, or if you provide gifts or contributions to such individuals, you must understand the laws that control the corporation’s participation in the political process. The governmental relations department and the law department coordinate all contributions and gifts made to government officials on behalf of SKYE. Don’t make commitments for contributions or provide gifts without consulting them.

Address questions or requests for advice to the governmental relations department or the law department, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Insider Trading

Never make investment decisions regarding any equity or debt securities based on information obtained in the course of your employment if the information 1) has not been publicly disseminated and 2) could have a material effect on the value of the investment. Examples of such information include expansion plans, major management changes, dividend rates, earnings, mergers, and significant new contracts or projects. Using this information is against corporate policy and may violate laws or regulations.

If you would like more information on insider trading, review SKYE’s compliance booklet, Insider Trading: An Overview of Laws and Corporate Policies. You can request a copy by calling 1-480-609-7575 ext. 8649. If you have questions on this topic, contact your supervisor or the Law Department, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Copyright Laws

Copyrighted works include, but aren’t limited to, newsletters, magazine articles, newspapers, books, videotapes, drawings, musical recordings, and software. Copyright law protects such works even if they do not include a copyright notice. If you would like to copy material for distribution at work, make sure you have permission from the copyright holder before making copies.

Before you reproduce a newspaper or magazine article for distribution within SKYE, check the Copyright Clearance Center at www.copyright.com or call the publisher to get needed approvals.

Computer software is covered by licensing agreements that typically prohibit unauthorized use or copying. Never make unauthorized copies of software that is licensed to SKYE. Also, never load unlicensed software onto SKYE computer equipment or download unauthorized software from the Internet. You may, however, install personal software on your company-assigned computer if two conditions are met: 1) you must hold a software license that permits such an installation, and 2) you must have the approval of your supervisor and the local computer system administrator.

Foreign Corrupt Practices Act

Companies doing business outside the United States must comply with the provisions of the Foreign Corrupt Practices Act (FCPA). The FCPA prohibits giving anything of value, such as a payment, gift or bribe, to obtain the influence of foreign officials, candidates, or political parties. This prohibition extends to the official’s friends and family members.

Therefore, contact the law department before providing any gift, payment, or entertainment to a foreign official. Also, keep in mind that simple business courtesies, such as meals, entertainment, or travel, may be illegal under the FCPA or the laws of the host country. When doing business in a foreign country or with a representative of a foreign country, always maintain detailed records of transactions involving SKYE.

Equal Employment Opportunity

SKYE is committed to providing all employees with the same opportunities for success regardless of race, color, religion, ancestry, national origin, age, sex, medical condition, veteran status, marital status, disability, sexual orientation, or any other non-job-related factor. SKYE does not tolerate behavior, comments, e-mail messages, or other conduct that contributes to an intimidating or offensive environment. Slurs based on race, gender, or religion, or any other conduct, remarks, jokes, or pictures that encourage or foster an offensive work environment are not allowed and may lead to disciplinary action or discharge.

Discrimination and harassment are serious violations of state and federal laws, as well as corporate policy. If you experience or recognize discrimination or harassment on the job, advise your supervisor or human resources advisor, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

If you’d like to learn more about our policies on harassment, discrimination, diversity, or affirmative action, contact the human resources department.

Facilities Management

Operate all company facilities in full compliance with applicable codes, regulations, and laws. If you have a concern or suspect a violation, immediately discuss it with your supervisor or facility management representative, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

Government Contracts

Like all customers, government entities should be dealt with fairly and honestly, and all contractual requirements must be met. Government contracts may have special provisions and reporting requirements. Be aware of those special provisions and immediately contact the law department or call the Compliance and Ethics Helpline at 1-877-888-SKYE if any questions arise. Fraudulent or dishonest acts in fulfilling a government contract can trigger severe penalties, including fines and jail time, under the False Claims Act.

COMPLIANCE AND ETHICS DECISION-MAKING CHECKLIST

When faced with a business decision for which there’s no set policy or clear course of action, use the Core Ethics Values (discussed on page 3) and your own good judgment to determine the best approach. In addition, ask yourself the following questions:

•  Will I feel comfortable with my decision?

•  Could I explain it to my parents or children?

•  How would it look in a newspaper?

•  Have I made a decision that is fair and just?

•  Have I verified the significant facts?

•  If I’m not sure, have I asked?

•  Have I determined if it’s legal and within policy?

HOW TO REPORT QUESTIONABLE ACTIVITIES

The standards of conduct described in this handbook are critical to our business success. SKYE expects each of us to follow them. If you encounter questionable activities at work, immediately bring them to the company’s attention. Contact your supervisor or one of the organizations listed on the insert in the back of this handbook, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

If you have a concern about questionable accounting or auditing matters or internal controls (collectively, “accounting complaints”), contact the Compliance and Ethics Helpline at 1-877-888-SKYE.

The Helpline is available for your use. It’s a service that provides a safe place to ask compliance and ethics questions or to communicate concerns. Helpline calls are handled confidentially, to the extent permitted by the law, and can be submitted anonymously, without fear of retribution. SKYE prohibits retaliation against anyone raising complaints or involved in investigations. The Helpline is there to help, so please don’t hesitate to use it.

HOW TO REPORT QUESTIONABLE ACTIVITIES

The standards of conduct described in this handbook are critical to our business success. SKYE expects each of us to follow them. If you encounter questionable activities at work, immediately bring them to the company’s attention. Contact your supervisor or one of the organizations listed on the insert in the back of this handbook, or call the Compliance and Ethics Helpline at 1-877-888-SKYE.

If you have a concern about questionable accounting or auditing matters or internal controls (collectively, “accounting complaints”), contact the Compliance and Ethics Helpline at 1-877-888-SKYE.

The Helpline is available for your use. It’s a service that provides a safe place to ask compliance and ethics questions or to communicate concerns. Helpline calls are handled confidentially, to the extent permitted by the law, and can be submitted anonymously, without fear of retribution. SKYE prohibits retaliation against anyone raising complaints or involved in investigations. The Helpline is there to help, so please don’t hesitate to use it.

WAIVERS OF CODE OF CONDUCT

The SKYE policies in this handbook help ensure that all business decisions comply fully with laws, rules, and regulations and demonstrate the highest standards of ethical conduct. SKYE does not grant waivers to its conduct policies.

EXHIBIT F

OUR COMMITMENT TO COMPLIANCE & ETHICS

At SKYE, we understand that a strong commitment to compliance and ethics is the foundation of a successful business. We strive to ensure that every business decision is guided by our commitment to operate with high ethical standards.

In support of this commitment, we provide annual compliance and ethics training to all employees, which is just one element of our comprehensive Compliance and Ethics Program. The annual training reminds employees of our commitment to conduct our business ethically and in compliance with all applicable laws and regulations, reinforces our core ethics values, and discusses the resources available to help employees make the right decisions.

SKYE's three Core Ethics Values require us to:

Demonstrate Honesty and Fairness

•  Comply with all applicable laws and regulations. Seek guidance whenever you’re unsure about how to comply.

•  Communicate clearly and accurately.

•  Treat customers, suppliers, competitors, employees, and all others honestly and fairly.

Respect Others

•  Always put safety first by protecting the public, customers, employees, and yourself from injury. Look for and act to resolve unsafe situations. Help and encourage others to act safely.

•  Protect the environment as you do your job, showing respect for the communities and customers we serve.

•  Treat everyone with civility and respect.

 Take Responsibility

•  Be accountable for what you say and do.

•  Earn trust by meeting commitments.

•  Follow policies, standards, and procedures, taking the initiative to make sure the right thing is done.

•  Seek guidance whenever you’re unsure about what to do.

As part of our commitment to ethical business conduct, we take relationships with contractors, consultants and vendors very seriously.